PRICELLULAR CORPORATION

News Release                                  Contact:       Steven Price or
                                                             Kim Pressman
                                                             (914) 422-0800

            PRICELLULAR TO BE ACQUIRED IN A $1.4 BILLION TRANSACTION

           WHITE PLAINS, NY. -- (March 9, 1998) -- PriCellular Corporation (AMEX: PC) has agreed to be acquired by American Cellular Corporation, a company newly-formed by the principals of MLC Industries and certain investment funds, under a definitive merger agreement signed by the two companies.

           The transaction is valued at approximately $1.4 billion, or $272 per POP. Under the terms of the definitive merger agreement, holders of PriCellular stock will receive $14 in cash for each common share, for a total of approximately $811 million. The purchase price represents a 34% premium over the Company's stock price at the beginning of 1998, and a 17% premium over the Company's closing stock price on March 3, 1998. The acquiror has indicated that it intends to repay or refinance approximately $600 million of PriCellular debt.

           A group of institutional investors, including Spectrum Equity Investors, Providence Equity Partners, and Sandler Capital Management, has agreed to invest $350 million in equity in the transaction. Other investors include Triumph Capital Group, Tandem Wireless Investments, L.P., TD Capital, KECALP, Inc. (an affiliate of Merrill Lynch), HarbourVest Partners, Trident Capital, SG Capital Partners (an affiliate of Societe Generale), Generation Partners, and Blue Water Capital. Merrill Lynch served as financial advisor to American Cellular Corporation. Additionally, Merrill Lynch and Toronto Dominion have jointly provided a financing commitment to American Cellular Corporation for the $1.2 billion of senior and subordinated debt required to close the transaction.

           The definitive merger agreement is subject to certain conditions, including the approval of PriCellular shareholders; FCC, Hart-Scott-Rodino and several state and local regulatory approvals; and the funding of financial arrangements. American Cellular Corporation also announced that it had entered into voting agreements in support of the transaction with certain of the company's principal stockholders with respect to approximately 56% of fully diluted voting power of the company. Such agreements terminate upon termination of the merger agreement. The merger agreement permits PriCellular under certain circumstances to respond to unsolicited third party acquisition proposals and, upon payment of certain fees to American Cellular Corporation, to terminate the merger agreement.

           Steven Price, President and Chief Executive Officer of PriCellular, said: "Recognizing the current consolidation in the cellular industry, we are very pleased to be selling PriCellular at a full and fair price to an experienced and proven management team. PriCellular is extremely indebted to Robert Price, Chairman, who founded the Company and built it into the nation's leading provider of rural cellular service. His vision, dedication and hard work were key reasons why PriCellular achieved such consistent growth and success."

            The formation of American Cellular Corporation marks the return to the domestic cellular industry of Brian McTernan and John Fujii, the principals of MLC Industries. Mr. McTernan and Mr. Fujii will serve as Co-presidents of the company.

           McTernan and Fujii said they plan no changes to the day-to-day management, personnel or operations of PriCellular after the acquisition. "We believe that PriCellular is very well managed and well-positioned to take advantage of the rapidly growing rural cellular market," McTernan said. "PriCellular has put together an unusually attractive group of rural cellular systems that have substantial internal growth prospects. We intend to use these systems as a platform for future cellular acquisitions."

           Brian McTernan and John Fujii are pioneers in cellular communications. In 1985, McTernan built-out and ran one of the first successful cellular properties in the U.S. for Metromedia Telecommunications in Chicago and Gary-Hammond, IN. John Fujii was the chief financial officer of Metromedia Communications at the time. In 1987, the two men helped form MLC Industries, which built, marketed and ran Crowley Cellular Telecommunications, L.P. properties between 1988 and 1994. In addition, McTernan and Fujii were given operational control of Mid-South Cellular L.P. in 1992, turning that company around and selling it at a substantial profit for investors in 1994. McTernan and Fujii have developed and operated 18 cellular properties at various U.S. locations, including Champaign, IL; Daytona Beach, FL; Binghampton, NY; Waco, TX, and rural locations in Alabama, Louisiana, Mississippi and Missouri.

           MLC Industries is a privately-held communications company based in Chicago. MLC Industries currently operates as a cellular agent in Illinois. The Company also owns and operates Acme Paging L.P., which provides nationwide paging service in Argentina and Brazil and is constructing a nationwide paging system in Colombia.

           Steven Price said, "McTernan and Fujii share our belief in decentralized operations. They have a demonstrated ability to convert attractive acquisitions in under-penetrated markets into integrated and profitable systems. We look forward to working with their senior management in the months leading up to the closing of this transaction to ensure that the transition is smooth and seamless."

           PriCellular retained Donaldson, Lufkin & Jenrette in November 1997 to explore strategic alternatives for the Company. The Company conducted a thorough review of alternatives identified by Donaldson, Lufkin & Jenrette before agreeing to this transaction. Donaldson, Lufkin & Jenrette and Gleacher NatWest Inc. served as financial advisors to the Company in this transaction. Gleacher NatWest and SBC Warburg Dillon Read Inc. rendered fairness opinions to the Company on the merger agreement. Davis Polk & Wardwell served as the Company's legal advisor. American Cellular Corporation intends to retain use of the service mark "CellularOne" but will not retain use of the PriCellular name post closing.

           PriCellular operates under CELLULARONE service mark and participates in the North American Cellular Network. It presently owns cellular systems covering approximately 5.1 million POPs. This includes approximately 1.7 million POPS in its Upper Midwest Cluster in Minnesota, Wisconsin and Michigan, approximately 857,000 POPs in the cluster centered in Ohio, West Virginia and Pennsylvania, approximately 1.1 million POPs between New York City and Albany, stretching across the Hudson Valley from Binghampton to the Connecticut and Massachusetts borders, and approximately 1.1 million POPs in Kentucky and Tennessee.

           PriCellular Corporation is a public company traded on the American Stock Exchange (symbol: PC), the Chicago Stock Exchange (symbol: PC.M) and the Pacific Stock Exchange (symbol PC.P). It is unaffiliated with Price Communications Corporation, also a rural cellular operator, which is run by Robert Price, Chairman of PriCellular. PriCellular is headquartered in White Plains, New York.